Alliance All-Market Advantage, Inc.
    Exhibit 77C


The Annual Meeting of Shareholders of Alliance All-Market
Advantage Inc. was held on March 8, 2001. A description of each proposal and number of shares voted at the meeting are as follows:


                          Shares Voted       Withheld
                          For                Authority

To Elect Directors:
Class Three Directors
(term expires 2004)

David H. Dievler          3,329,261           60,642

Clifford L. Michel        3,332,726           57,177

Donald J. Robinson        3,333,469           56,434


The other directors constituting the board are Messrs.
John D. Carifa, John H. Dobkin and William H. Foulk,
Jr., Dr. James M. Hester and Ms. Ruth Block.


                          Shares Voted  Shares Voted     Shares
                          For           Against        Abstained

To ratify the selection
of PricewaterhouseCoopers
LLP as the Fund's
Independent Auditors for
the fiscal year ending
September 30, 2001.       3,355,322        14,376         20,205






s:\MF_Legal\Israel\NSAR.Exhibit 77C. AWD II